Exhibit 1A-12A

10085 CARROLL CANYON ROAD, SUITE 230 SAN DIEGO, CALIFORNIA 92131 TELEPHONE (858) 566-7010 FACSIMILE (858) 566-7015 RICK@WEINTRAUBLAWGROUP.COM

January 31, 2022

Kolaboration Ventures Corporation

183 Main Street

Rio Vista, CA 94571

Re: Form 1-A Offering Circular

To whom it may concern:

We have acted as securities counsel to Kolaboration Ventures Corporation (the “Corporation”) in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A offering statement on Form 1-A, as filed on January ___, 2022 (the “Offering Statement”) relating to the offer by the Corporation of up to 20,000,000 shares of the Corporation’s common stock for a purchase price of $1.25 per share (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

We have reviewed: (a) the amended and restated articles of incorporation of the Corporation; (b) the amended and restated bylaws of the Corporation; (c) the offering circular; (d) form of Subscription Agreement; and (e) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Wyoming and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully,

/s/ Weintraub Law Group P.C.

/s/ Richard A. Weintraub, Esq.